Exhibit 99.3

THE HIGHLANDS BANK EMPLOYEE STOCK OWNERSHIP PLAN

PARTICIPANT DIRECTIVE STATEMENT
WITH RESPECT TO THE
SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD [       ], 2017

______________________________________________________________________________

As required under the terms of The Highlands Bank Employee Stock Ownership Plan, (the “ESOP”), the trustees of the ESOP (together, the “Trustee”), has prepared this Participant Directive Statement (“Directive Statement”) to accompany the S-4 Registration Statement of Investar Holding Corporation (“Investar”), dated [       ], 2017 (the “Proxy Statement”). Terms with their initial letters capitalized and not defined in this Directive Statement have the meanings assigned to them in the Proxy Statement.

As described in more detail in the attached Proxy Statement, BOJ Bancshares, Inc. (“BOJ”) has entered into an Agreement and Plan of Reorganization (the “merger agreement”) pursuant to which it will merge with and into Investar Interim Corporation, a wholly-owned subsidiary of Investar. At the effective time of the merger, all of the issued and outstanding shares of BOJ common stock will be converted into the right to receive shares of Investar common stock and additional cash consideration. As a shareholder of BOJ, the ESOP will receive its pro rata share of the stock and cash consideration that will be received in connection with the merger. The merger agreement and the merger are described in more detail in the Proxy Statement distributed to you along with this Participant Directive Statement.

THE PARTICIPANT DIRECTIVE

The ESOP provides, and the Internal Revenue Code requires, that the participants in the ESOP are entitled to direct the Trustee how to vote the shares of BOJ Stock allocated to the participants’ accounts under the ESOP (the “ESOP Stock Account”) with respect to the approval or disapproval of certain specified corporate events that are to be voted on by the shareholders of BOJ, such as the merger. This Directive Statement and the enclosed Participant Directive are being provided to you by the Trustee to enable you to direct the Trustee how to vote the shares of BOJ Stock allocated to your ESOP Stock Account in connection with the proposal to adopt the merger agreement and approve the merger, as described in the Proxy Statement.
If you do not properly or timely submit your Participant Directive, the administrative committee of the ESOP (the “ESOP Committee”) will direct the Trustee as to how to vote the shares of BOJ Stock allocated to your account under the ESOP with respect to this matter. Under the Louisiana Business Corporation Act, shareholders are entitled to exercise dissenters’ rights and require the Company to purchase shares of Company Stock at their fair value. The ESOP Committee, in its discretion, will decide whether or not to direct the Trustee to exercise dissenters’ rights on behalf of the ESOP as shareholder.

The Trustee’s voting of BOJ Stock held in the ESOP is subject to the fiduciary duty requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”). Accordingly, if the Trustee, in accordance with their independent judgment, determines that following the directions given by any participant in the ESOP would be inconsistent with the exercise of their fiduciary duties under ERISA, the Trustee will not follow those directions and will instead vote the shares of BOJ Stock held in the ESOP in the manner which, in their independent judgment, is in the best interests of the ESOP participants.

Therefore, the Trustee will vote the shares of BOJ Stock allocated to the ESOP Stock Accounts in accordance with the directions given on completed and returned Participant Directives, as long as the Trustee is reasonably assured that all of the following conditions are met:

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A.    The participants have been provided with sufficient information to enable them to make an informed decision.

This Directive Statement and the attached Proxy Statement provides information concerning the Agreement and Plan of Reorganization and the merger and their background and purpose. If additional facts arise in a timely manner that the Trustee believes you should know to make an informed decision, the Trustee will make that information available to you.

B.    The participants have acted independently and without coercion.

At this time, the Trustee is not aware of any reason why the participants would not be acting independently, or would be subject to coercion by any individual or BOJ. BOJ is aware that each participant should be free from coercion in making his or her decision as to the directive to be given to the Trustee. If you believe you are being subjected to any coercion by any person, please contact the Trustee.

C.    The Participant Directives are kept confidential.

The instructions given on the Participant Directives will be tabulated by Silas Simmons, LLP (“Independent Tabulator”) and the aggregate results reported to the Trustee without disclosing the individual voting decision of any participant, so that the directions given by individual participants will be confidential. No officer or member of management of BOJ will have access to the completed Participant Directives even after the matter to be voted upon has been decided.

D.    The Directive Statement is consistent with ERISA. The Trustee must follow the Participant Directives unless the Trustee concludes that doing so would be imprudent or contrary to the best interests of the participants.

If participants direct the Trustee to vote shares in a certain manner, and the Trustee determines that doing so would be imprudent or otherwise not for the exclusive purpose of providing benefits to the participants, then the Trustee can and must disregard the instructions given by the participants and instead must vote the shares in the manner the Trustee believe is required under ERISA. The Trustee has not yet determined that any vote on the issues presented is such that overriding the Participant Directives would be necessary. It is possible that the Trustee may make that determination before BOJ’s shareholders’ meeting to vote on the Agreement and Plan of Reorganization and the merger, and the Trustee will make a final determination in this regard immediately before that time. One example of a circumstance under which the Trustee might determine to disregard the Participant Directives would be if new information becomes available which the Trustee is not able to communicate to the participants in a timely manner.

TRUSTEE’S POSITION

The Trustee makes no recommendation to the ESOP participants as to what voting directions they should deliver with respect to the Agreement and Plan of Reorganization and the merger.

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CHANGING OR REVOKING YOUR DIRECTIVE

Your Participant Directive may be changed by completing a subsequently dated Participant Directive or revoked by written notice of revocation addressed to the Independent Tabulator c/o [       ]. No change or revocation will be effective unless received by the Independent Tabulator on or before 5:00 p.m. local time on [       ], 2017.

CONFIDENTIALITY

The Trustee, through the services of the Independent Tabulator, will hold your Participant Directive in strict confidence and will not divulge or release your Participant Directive or any information reflected on it to any person, including BOJ, or any director, officer, employee, or agent of BOJ, or any other party to the Agreement and Plan of Reorganization and the merger, except that the Independent Tabulator will inform the Trustee of the total number of shares held by the participants that the participants instruct the Trustees to (i) vote “FOR” the Agreement and Plan of Reorganization and the merger, (ii) vote “AGAINST” the Agreement and Plan of Reorganization and the merger, (iii) abstain from voting on the Agreement and Plan of Reorganization and the merger. In order to ensure that the Participant Directive is held confidential, it is important for you to return the participant Directive to the Independent Tabulator c/o [       ]. In order for your directions to be included in the voting of the BOJ Stock held by the ESOP, your Participant Directive must be received by the Independent Tabulator no later than 5:00 p.m. local time on [       ], 2017.

QUESTIONS

The Trustee will vote on the proposal presented to the shareholders of BOJ at the Special Meeting of Shareholders of BOJ to be held on [       ], 2017. If you should have any questions, please do not hesitate to contact [________] during normal business hours at [(     )        -       ].

BY ORDER OF THE TRUSTEE OF THE HIGHLANDS BANK EMPLOYEE STOCK OWNERSHIP PLAN

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